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UCAR INTERNATIONAL INC.                      Brandywine West, 1521 Concord Pike,
                                                 Suite 301, Wilmington, DE 19803

                                                          N E W S  R E L E A S E

FOR IMMEDIATE RELEASE                                 CONTACT: Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227

              UCAR ANNOUNCES $100 MILLION OFFERING OF SENIOR NOTES


         Wilmington, DE - May 1, 2002 - UCAR International Inc. (NYSE:UCR) today announced that UCAR Finance Inc., its wholly owned special purpose finance subsidiary, has launched a Rule 144A private offering of an additional $100 million of Senior Notes due 2012. These additional Senior Notes will be issued under the Indenture relating to the $400 million of Senior Notes issued by UCAR Finance in February 2002. The offering is expected to be completed in May 2002. The Senior Notes are guaranteed on a senior unsecured basis by UCAR International and certain of its U.S. subsidiaries and are secured by shares of its subsidiary, Graftech Inc., and by certain intercompany notes. UCAR Finance intends to use the net proceeds from the offering for the repayment of debt under its senior secured bank credit facilities.

         These additional Senior Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these additional Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         UCAR INTERNATIONAL PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS THE EXPECTED CLOSING OF A PRIVATE PLACEMENT. WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE RESULTS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE POSSIBLE CHANGES IN CAPITAL MARKET CONDITIONS OR IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATION OR FINANCIAL CONDITION OF UCAR INTERNATIONAL THAT RESULT IN DELAYS IN OR TERMINATION OF THE OFFERING OR CHANGES IN THE TERMS THEREOF, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN FILINGS BY UCAR INTERNATIONAL WITH THE SEC.